Exhibit 2.1

AMENDMENT TO PURCHASE AGREEMENT

This AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is entered into as of December 31, 2012 by and between GEO Care Holdings LLC, a Florida limited liability company (“Buyer”), and The GEO Group, Inc., a Florida corporation (“Seller”).

WHEREAS, Buyer and Seller are parties to a Purchase Agreement, dated as of December 6, 2012 (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, all of the outstanding equity interests of GEO Care, Inc., a Florida corporation, following the conversion of GEO Care, Inc. to a limited liability company under Florida law.

WHEREAS, Buyer and Seller desire to amend the terms of the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Purchase Agreement.

1. Consent to Assignment or Subcontracting of Pacific Shores Contract. The parties shall use reasonable best efforts, for a period of up to 12 months after the Closing, to obtain all client consents required under the Pacific Shores Contract for the Pacific Shores Subcontractor Agreement and for GEO Group Australia to assign to GEO Care Australia its rights and obligations under the Pacific Shores Contract. If client consent to the assignment of the Pacific Shores Contract is obtained, then promptly following the date as of which such consent has been obtained to the mutual satisfaction of Buyer and Seller, the parties shall execute and deliver such instruments as may be necessary or appropriate to reflect the assignment of the Pacific Shores Contract described above and the termination of the Pacific Shores Subcontractor Agreement.

2. Purchase Price Adjustment. Section 2.5(a) of the Purchase Agreement is amended by adding the following after the second sentence thereof:

Notwithstanding the foregoing, if (i) as of the date that is 12 months after the Closing Date, Seller has not obtained, for any reason, any client consent required under the Pacific Shores Contract for either (A) the Pacific Shores Subcontractor Agreement or (B) GEO Group Australia to assign to GEO Care Australia all of its rights and obligations under the Pacific Shores Contract, and Buyer elects within ten days after the end of such 12 month period to terminate the Pacific Shores Subcontractor Agreement, or (ii) (A) the Pacific Shores Contract is terminated by the client at any time on or prior to the date that is 12 months after the Closing Date and (B) the client has not previously provided its consent to either the assignment of the Pacific Shores Contract to GEO Care Australia or to the Pacific Shores Subcontractor Agreement, then in either case of (i) or (ii), Seller shall pay to Buyer, within ten days after Buyer elects to terminate the Pacific Shores Subcontractor Agreement or within 60 days after termination of the Pacific Shores Contract by the client, as the case may be, an amount in cash equal to two times the Key Contract Contribution associated with the Pacific Shores Contract.

3. Miscellaneous.

(a) On and after the date of this Amendment, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference in any Transaction Document to the “Agreement”, shall be deemed to be a reference to the Purchase Agreement as amended hereby.

(b) This Amendment hereby incorporates the provisions of Sections 9.2 (Waiver), 9.5 (Binding Effect; Assignment), 9.6 (Amendment), 9.7 (Counterparts), 9.8 (Applicable Law and Venue), 9.9 (Severability), 9.10 (Waiver of Jury Trial), 9.13 (Construction) and 9.14 (Specific Performance) of the Purchase Agreement, mutatis mutandis.

[Signatures on following page]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Amendment to be executed by its respective duly authorized officer as of the date first above written.

BUYER:

GEO CARE HOLDINGS LLC

By:	/s/ George Zoley
Name:	George Zoley
Title:	Chairman and CEO

SELLER:

THE GEO GROUP, INC.

By:	/s/ Richard H. Glanton
Name:	Richard H. Glanton
Title:	Chairman of Independent Committee of GEO Board

3